Exhibit (j)(2)

                             [LETTERHEAD OF DECHERT]

July 27, 2001

Pilgrim GNMA Income Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re:  Pilgrim GNMA Income Fund, Inc.
     (File Nos. 2-48906 and 811-02401)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 39 to the Registration Statement of Pilgrim GNMA Income Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert